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                                                                    EXHIBIT 11.1

                          APPLIED DIGITAL ACCESS, INC.
             STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE
                                  (UNAUDITED)

                 (Amounts in thousands, except per share data)

                                                 FOR THE THREE MONTHS              FOR THE SIX MONTHS
                                                     ENDED JUNE 30,                  ENDED JUNE 30,
                                                ------------------------       -------------------------
                                                  1997            1996            1997            1996
                                                ---------      ---------       ---------       ---------
Net income (loss)                               ($ 2,374)       ($ 1,440)       ($ 3,823)       ($ 2,308)
                                                ========        ========        ========        ========
Reconciliation of weighted average
number of shares outstanding to
amount used in net income per share
computation:

Weighted average number of common shares
outstanding                                       12,452          11,983          12,381          11,961

Weighted average number of options and
warrants outstanding                                -               -               -               -
                                                --------        --------        --------        --------
Weighted average number of shares
outstanding                                       12,452          11,983          12,381          11,961
                                                ========        ========        ========        ========
Net income (loss) per share                       ($0.19)         ($0.12)         ($0.31)         ($0.19)
                                                ========        ========        ========        ========

See Note 3 to Condensed Financial Statements